EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

                We consent to the incorporation by reference in the Registration Statement of Trans World Corporation on Form S-8 of our report dated February 18, 2005 which appears in the Annual Report on Form 10-KSB of Trans World Corporation for the year ended December 31, 2004, our report dated February 14, 2006, which appears in the Annual Report on Form 10-KSB of Trans World Corporation for the year ended December 31, 2005 and our report dated February 8, 2007, which appears in the Annual Report on Form 10-KSB of Trans World Corporation for the year ended December 31, 2006.

/s/ Rothstein Kass & Company, P.C.

ROSELAND, NEW JERSEY

May 17, 2007

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